Star Mountain Resources, Inc. to Acquire Balmat Zinc Mine in New York State

Tempe, Arizona – October 15, 2015 - Star Mountain Resources, Inc. (OTCBB: SMRS) (“Star Mountain”) (the “Company”) announces it has entered into three-way definitive agreements with Northern Zinc, LLC (“Northern Zinc”) and HudBay Minerals, Inc. (TSX:HBM) (NYSE: HBM) (“Hudbay”) that will result in Star Mountain acquiring Balmat Holding Corporation (“Balmat”), including St. Lawrence Zinc Company, LLC and its mining operations in the Balmat mining district of St. Lawrence County, New York.

Collectively, these transactions offer Star Mountain the opportunity to transform from a junior explorer into a producer in the near term. Northern Zinc, in particular, brings to Star Mountain a roster of mining industry professionals with decades of technical and managerial experience.

The total acquisition price paid to Hudbay for Balmat will be 550,000 shares of Star Mountain common stock, and up to $17 million in cash consisting of $1.0 million in cash at closing and future cash payments of up to $15.5 million. A $500,000 payment has already been made to Hudbay. Under certain conditions, Star Mountain can accelerate the acquisition payments and reduce the future cash payments to $7,000,000.

Star Mountain has agreed to issue to the owner of Northern Zinc 10.0 million shares of the Company’s unregistered common stock and assume $1.39 million in debts as part of the overall acquisition of Balmat.

Hudbay has held the Balmat mine on care and maintenance since suspension of operations in August of 2008 due to low commodity prices and changing business priorities. The care and maintenance workforce at the mine have kept mining permits current, MSHA inspections up-to-date, and environmental controls and conditions in regulatory compliance. There are no legal or regulatory roadblocks in place to delay the reopening of mining operations.

The Balmat mining complex includes a permitted and equipped mine, a 5,000 ton per day floatation mill, an office complex and infrastructure to enable the operation of the mine. The acquisition of Balmat includes 2,699-acres of fee simple real estate and over 50,000 acres of mineral rights within St. Lawrence and neighboring Franklin counties in New York.

Mark Osterberg, President and COO of Star Mountain, comments, “We believe there is an excellent opportunity to upgrade and extend the mineralization through additional surface and underground development and exploration.”

Joe Marchal, CEO of Star Mountain, adds, “We are delighted to reach an agreement with both Northern Zinc and Hudbay to acquire the Balmat mine. The reopening plan for the mine envisioned by Northern Zinc is expected to bring a significant number of jobs to an economically distressed area of northern New York State and jumpstart Star Mountain’s growth into an outstanding new mining company. The team we’ve assembled has world class financial and mining experience that we believe will enable the company to grow into a successful global base metals mining group. I am pleased to welcome Hudbay onto the share register of Star Mountain.”

The transactions are subject to various customary closing conditions and are expected to close by October 31, 2015.

About Star Mountain Resources, Inc.

Star Mountain Resources, Inc. is a junior exploration and mining company focused on acquiring and consolidating mining claims, mineral leases, producing mines, and historic mines with production and future growth potential. Our operations are currently focused on base metal and precious metal mining acquisitions in North America, and on re-commencing mining activities at the Balmat Zinc mine in upstate New York. For more information, visit www.starmountainresouces.com.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to its planned acquisition and operation of the Balmat mine) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within our control. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:

Mark Osterberg

President and Chief Operating Officer

520-405-8922

mosterberg@starmountainresouces.com